Exhibit 1K-2.3

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF FIRSTVITALS INC

FirstVitals Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is FirstVitals Inc

2.	The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 12, 2024, and has been amended or supplemented from time to time.

3.	Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth this proposed amendment to the Certificate of Incorporation, declaring the amendment advisable, and submitting the amendment to the stockholders of the Corporation for approval.

4.	The Certificate of Incorporation is hereby amended by revising and restating FOURTH – STOCK in its entirety to read as follows:

“FOURTH – STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of:

1.	50,000,000 shares of Common Stock, par value $0.0001 per share; and

2.	50,000,000 shares of Preferred Stock, par value $0.0001 per share.

The Board of Directors is expressly authorized, subject to the provisions of this Certificate of Incorporation and applicable law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series. The Board of Directors may establish or alter the number of shares constituting any such series, and may fix, determine or alter the designation, powers, preferences, voting rights, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, to the fullest extent permitted by the DGCL.”

5.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 13th day of November, 2025.

FIRSTVITALS INC

By:	/s/ Ernest G. Lee

Name: Ernest G. Lee

Title: CEO

State of Delaware Secretary of State Division of Corporations Delivered 06:44 PM 11/13/2025 FILED 06:44 PM 11/13/2025 SR 20254560315 – File Number 5062087